EXHIBIT 23.0
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220787) and Form S-8 (No. 333-204360, No. 333-187431, No. 333-03385, No. 333-32294, No. 333-64984, No. 333-75145, No. 333-89458, No. 333-101200, No. 333-125059, No. 333-147472, No. 333-158887, No. 333-165046, No. 333-166759, No. 333-232420, and No. 333-225311) of Mattel, Inc. of our report dated February 25, 2020, except for the effects of the revision discussed in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is February 25, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 25, 2020